Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

                WHEREAS, Clear Channel Outdoor Holdings, Inc. (“Company”) and Christopher William Eccleshare (“Employee”) entered into an Employment Agreement effective January 24, 2012 (“Agreement”);

                WHEREAS, the parties intend to enter into a new Employment Agreement which will supersede the above-referenced Agreement, but until then desire to amend the above-referenced Agreement;

                NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this First Amendment to Employment Agreement (“First Amendment”).

1.                   This First Amendment is effective March 2, 2015 (“Effective Date”).

2.                   Section 2(a) (Title and Duties) of the Agreement is deleted in its entirety and replaced as follows:

(a)           Title and Duties.  Employee’s title is Chairman and Chief Executive Officer of Clear Channel International and he will perform job duties that are usual and customary for this position.  Employee will report to Robert W. Pittman, the Chairman and Chief Executive Officer of Company, and shall perform such duties on behalf of the Company which are reasonably consistent with his position and status as may be assigned by the Chairman and Chief Executive Officer from time to time.  Employee acknowledges receipt of the Company’s Code of Business Conduct and Ethics and will review and abide by its terms.  Employee shall have the right to contribute to and approve any internal and/or external announcements regarding Employee’s change in title and duties as contemplated by this First Amendment in advance of publication; however, Employee shall have no further approval rights regarding such announcements going forward provided always that the Company shall ensure that any further announcements are consistent with and in the spirit of the agreed announcements.

3.                   Section 8(d)(ii) (sub-section within Termination By Employee for Good Reason) is deleted in its     entirety and replaced as follows:

(ii) a material change in Employee’s titles, duties or authorities; provided that for purposes of this sub-clause (ii) Employee may not trigger “Good Reason” as a result of the change in position and duties related to this First Amendment for a period of one (1) year after the Effective Date, after which Company acknowledges Employee can exercise the right to trigger Good Reason as a result of the change in his position and duties related to this First Amendment for thirty (30) days as provided for and in accordance with the terms of this Section 8(d).

4.                   Section 3(f)(ii)  (sub-section within Expenses) is deleted in its entirety and replaced as follows:

(ii)  The Company agrees to reimburse Employee for reasonable costs and expenses, not to exceed $25,000 annually (fully grossed up for applicable taxes), associated with Employee’s filing of his US and UK personal income tax returns, as applicable, which the parties agree shall continue for a period of twelve (12) months after Employee’s termination date.

5.                   The last paragraph of Section 9(a) (“Relocation Fee”) is amended for clarification, and the paragraph shall now read as follows:

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The “Relocation Fee” shall include reimbursement of the reasonable relocation expenses for Employee and Employee’s family from New York City to London that are incurred either during employment or within twelve (12) months of Employee’s termination including reimbursement for the New York apartment lease breakage fee, and the reasonable costs and expenses of shipping fixtures and fittings owned by Employee from Company’s New York apartment to Employee’s home address in the UK, subject to submission of expenses and receipts in accordance with the Company’s reimbursement policy (collectively, the “Relocation Fee”).

6.                   This First Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, and executed by all parties.  All other provisions of the Agreement shall remain in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the date written below and upon full execution by all parties, this Agreement shall be effective as set forth in Section 1 above.

EMPLOYEE:

/s/ Christopher William Eccleshare ________                                              Date:  3/2/15___________________

Christopher William Eccleshare

COMPANY:

/s/ William B. Feehan_____________________                                         Date:  3/3/15___________________

William B. Feehan